UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material Pursuant to § 240.14a-12

VAXART, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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VAXART, INC.

290 Utah Ave., Suite 200

South San Francisco, California 94080

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On April 11, 2018

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Vaxart, Inc., a Delaware corporation. The meeting will be held on Wednesday, April 11, 2018 at 11:00 a.m. local time at the offices of Vaxart, Inc. located at 395 Oyster Point Blvd., Suite 405, South San Francisco, California 94080 for the following purposes:

1.	To elect the Board’s seven nominees for director to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified.

2.	To ratify the selection by our Audit Committee of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2018.

3.	To approve, on an advisory basis, the compensation of the former Aviragen named executive officers, as disclosed in this proxy statement.

4.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is February 14, 2018. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

/s/ John M. Harland

John M. Harland

Secretary

South San Francisco, California

February 26, 2018

We are primarily providing access to our proxy materials over the internet pursuant to the Securities and Exchange Commission’s notice and access rules. On or about February 28, 2018, we expect to mail to our stockholders a Notice of Internet Availability of Proxy Materials that will indicate how to access our 2018 Proxy Statement and 2017 Annual Report on the internet and will include instructions on how you can receive a paper copy of the annual meeting materials, including the notice of annual meeting, proxy statement and proxy card.

Whether or not you expect to attend the meeting in person, please submit voting instructions for your shares promptly using the directions on your Notice, or, if you elected to receive printed proxy materials by mail, your proxy card, to vote by one of the following methods: 1) over the internet at http://www.voteproxy.com, 2) by telephone by calling the toll-free number (888) 776-9437, or 3) if you elected to receive printed proxy materials by mail, by marking, dating and signing your proxy card and returning it in the accompanying postage-paid envelope. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

Page
QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING	1

PROPOSAL NO. 1 ELECTION OF DIRECTORS	7

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE	10

Family Relationships	10

Independence of the Board of Directors	10

Board Leadership Structure	10

Role of the Board in Risk Oversight	10

Meetings of The Board of Directors	11

Information Regarding Committees of the Board of Directors	11

Stockholder Communications with the Board of Directors	15

Code of Ethics	16

Corporate Governance Guidelines	16

PROPOSAL NO. 2 RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	17

Current Principal Accountant Fees and Services	17

Former Principal Accountant Fees and Services	18

Pre-Approval Policies and Procedures	19

EXECUTIVE OFFICERS	21

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	22

Section 16(a) Beneficial Ownership Reporting Compliance	23

PROPOSAL NO. 3 TO APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION OF THE FORMER AVIRAGEN NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT	24

Recommendation of the Board	24

EXECUTIVE COMPENSATION	25

Summary Compensation Table	25

Outstanding Equity Awards at June 30, 2017	26

Employment Agreements	26

2017 Annual Incentive Compensation	27

2017 Equity Compensation	28

Retirement Benefits	28

Director Compensation	28

401(k) Plan	30

i

(continued)

ii

VAXART, INC.

290 Utah Ave., Suite 200

South San Francisco, California 94080

PROXY STATEMENT

FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS

April 11, 2018

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Who is Vaxart?

On February 13, 2018, privately-held Vaxart, Inc. completed a business combination with publicly-traded Aviragen Therapeutics, Inc., or Aviragen, in accordance with the terms of the Agreement and Plan of Merger and Reorganization, dated October 27, 2017, or the Merger. Following the closing of the Merger, Aviragen changed its name to “Vaxart, Inc.” The fiscal year end of Aviragen was June 30, 2017. Therefore this proxy statement, presents certain information regarding Aviragen, its executive officers and members of its board of directors during fiscal 2017. Upon the closing of the Merger, the executive officers of Aviragen resigned, and the executive officers of privately-held Vaxart were appointed the executive officers of the combined company. In addition, certain members of the Aviragen board of directors resigned, and certain members of the board of directors of privately-held Vaxart were appointed to the board of directors of the combined company. Where appropriate, we also present information regarding the combined company. The fiscal year end of the combined company is December 31. Immediately following the closing of the Merger, we effected a 1-for-11 reverse stock split of our outstanding shares of common stock and the information in this proxy statement reflects this reverse stock split.

Why did I receive a notice regarding the availability of proxy materials on the Internet?

Pursuant to rules adopted by the Securities and Exchange Commission, or the SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials, or the Notice, because the Board of Directors of Vaxart, Inc. is soliciting your proxy to vote at the 2018 Annual Meeting of Stockholders, or the Annual Meeting, including at any adjournments or postponements of the meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

We intend to mail the Notice on or about February 28, 2018 to all stockholders of record entitled to vote at the Annual Meeting.

Will I receive any other proxy materials by mail?

No, you will not receive any other proxy materials by mail unless you request a paper copy of proxy materials. To request that a full set of the proxy materials be sent to your specified postal address, please go to www.voteproxy.com or call (888) 776-9962. Please have your proxy card in hand when you access the website or call and follow the instructions provided.

How do I attend the Annual Meeting?

The meeting will be held on Wednesday, April 11, 2018 at 11:00 a.m. local time at the offices of Vaxart located at 395 Oyster Point Blvd., Suite 405, South San Francisco, California 94080. Directions to the Annual Meeting may be found on the Investors section of our website at www.vaxart.com. Information on how to vote in person at the Annual Meeting is discussed below.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on February 14, 2018 will be entitled to vote at the Annual Meeting. On this record date, there were 7,139,176 shares of common stock outstanding and entitled to vote.

Stockholder of Record: Shares Registered in Your Name

If on February 14, 2018 your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to fill out and return the enclosed proxy card to ensure your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank

If on February 14, 2018 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

What am I voting on?

There are three matters scheduled for a vote:

•	Proposal No. 1 – To elect seven directors to hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified.

•	Proposal No. 2 – To ratify the selection by our Audit Committee of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2018.

•	Proposal No. 3 – To approve, on an advisory basis, the compensation of the former Aviragen named executive officers, as disclosed in this proxy statement.

What if another matter is properly brought before the meeting?

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.

How do I vote?

You may either vote “For” the nominees to the Board of Directors or you may “Withhold” your vote for any nominee you specify. For all other proposals you may vote “For” or “Against” or abstain from voting.

The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote in person at the Annual Meeting, vote by proxy or vote by proxy through the internet or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person even if you have already voted by proxy.

•	To vote in person, come to the Annual Meeting and we will give you a ballot when you arrive.

•	To vote using the proxy card, simply complete, sign and date the proxy card that may be delivered and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•	To vote over the telephone, dial toll-free (888) 776-9437 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the Notice. Your telephone vote must be received by 11:59 p.m., Eastern Time on April 10, 2018 to be counted.

•	To vote through the internet, go to http://www.voteproxy.com to complete an electronic proxy card. You will be asked to provide the company number and control number from the Notice. Your internet vote must be received by 11:59 p.m., Eastern Time on April 10, 2018 to be counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a Notice containing voting instructions from that organization rather than from Vaxart. Simply follow the voting instructions in the Notice to ensure that your vote is counted. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

Internet proxy voting may be provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you own as of February 14, 2018.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote by completing your proxy card, through the internet or in person at the Annual Meeting, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If you are a beneficial owner and do not instruct your broker, bank, or other agent how to vote your shares, the question of whether your broker or nominee will still be able to vote your shares depends on whether the New York Stock Exchange, or NYSE, deems the particular proposal to be a “routine” matter. Brokers and nominees can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. Under the rules and interpretations of the NYSE, “non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as mergers, stockholder proposals, elections of directors (even if not contested), executive compensation (including any advisory stockholder votes on executive compensation and on the frequency of stockholder votes on executive compensation), and certain corporate governance proposals, even if management-supported. Accordingly, your broker or nominee may not vote your shares on Proposal No. 1 or Proposal No. 3 without your instructions, but may vote your shares on Proposal No. 2 even in the absence of your instruction.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable:

•	“For” the election of the seven nominees for director;

•	“For” the ratification of the selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2018; and

•	“For” the advisory approval of executive compensation.

If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one Notice?

If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

•	You may submit another properly completed proxy card with a later date.

•	You may grant a subsequent proxy by telephone or through the internet.

•	You may send a timely written notice that you are revoking your proxy to our Secretary at 290 Utah Ave., Suite 200, South San Francisco, California 94080.

•	You may attend the Annual Meeting and vote in person. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

Your most current proxy card or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Broker or Bank

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

When are stockholder proposals and director nominations due for the 2019 annual meeting?

To be considered for inclusion in next year’s proxy materials, your proposal (including a director nomination) must be timely submitted in writing to our Secretary at Vaxart, Inc. 290 Utah Ave., Suite 200, South San Francisco, California 94080. To be timely, your proposal must be delivered to the Secretary, at the address above, not less than 90 days prior to the date of the annual meeting of stockholders. However, in the event that less than 100 days’ notice or prior public announcement of the date of the meeting is given or made to stockholders, then a proposal shall be received no later than the close of business on the tenth day following the date on which notice of the date of the meeting was mailed or a public announcement was made, provided, however, that if our 2019 annual meeting of stockholders is not held within 30 calendar days of the one year anniversary of this Annual Meeting, then you must deliver the proposal a reasonable amount of time prior to the date we begin to print and mail our proxy statement for the 2019 annual meeting of stockholders. You are also advised to review our Bylaws, which contain a description of the information required to be submitted as well as additional requirements about advance notice of stockholder proposals and director nominations.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count, (a) for the proposal to elect directors, votes “For,” “Withhold” and broker non-votes, and (b) with respect to other proposals, votes “For” and “Against,” abstentions and, if applicable, broker non-votes.

Abstentions will be counted towards the vote total for Proposal Nos. 2 and 3, and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What are “broker non-votes”?

As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed by the NYSE to be “non-routine,” the broker or nominee cannot vote the shares. These unvoted shares are counted as “broker non-votes.”

How many votes are needed to approve each proposal?

•	Proposal No. 1 – For the election of directors, the nominees receiving the most “For” votes from the holders of shares present in person or represented by proxy and entitled to vote on the election of directors will be elected.

•	Proposal No. 2 – To ratify the selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2018, the proposal must receive “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

•	Proposal No. 3 – To approve, on an advisory basis, the compensation of the former Aviragen named executive officers, as disclosed in this proxy statement, the proposal must receive “For” votes from the holders of a majority of shares present in person or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will have no effect.

What is the quorum requirement?

A quorum of stockholders is generally required to hold a valid meeting of stockholders. A quorum is present if stockholders holding at least a majority of the outstanding shares entitled to vote are present at a meeting in person or represented by proxy. However, we are subject to an order by the Court of Chancery of the State of Delaware which provides that the shares of stock represented at this Annual Meeting either in person or proxy, and entitled to vote, will constitute a quorum for the Annual Meeting even though less than a majority of the outstanding shares.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote in person at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

What am I voting on? Electing the seven director nominees identified below to hold office until the 2019 annual meeting of stockholders and until his or her successor is elected or appointed.

Vote recommendation: “FOR” the election of each of the seven director nominees.

Vote required: Directors are elected if they receive more “FOR” votes than “WITHHOLD” votes.

Since the closing of the Merger, our board of directors has been comprised of seven members. Upon the closing of the Merger, Wouter W. Latour, M.D., Michael J. Finney, Ph.D., Jan Leschly and Richard J. Markham were appointed to the board of directors. Geoffrey F. Cox, Ph.D., John P. Richard and Anne M. VanLent were previously elected by our stockholders.

All of our directors have one-year terms and stand for election annually. Our nominees include six independent directors, as defined by the rules and regulations of Nasdaq, and one Vaxart executive officer: Dr. Latour, who serves as our President and Chief Executive Officer. The nominees listed below are currently directors of Vaxart. If elected at the Annual Meeting, these nominees would serve until the 2019 annual meeting of stockholders and until a successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal. Our policy is to encourage directors and nominees for director to attend the Annual Meeting.

Vacancies on the board of directors may be filled only by persons elected by a majority of the remaining directors. A director elected by the board of directors to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

Directors are elected by a plurality of the votes of the holders of shares present in person or represented by proxy and entitled to vote on the election of directors. Accordingly, the nominee receiving the highest number of affirmative votes will be elected. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominee named below. If the nominee becomes unavailable for election as a result of an unexpected occurrence, shares that would have been voted for that nominee will instead will be voted for the election of a substitute nominee proposed by Vaxart. Each person nominated for election has agreed to serve if elected. We have no reason to believe that any nominee will be unable to serve.

NOMINEES FOR ELECTION TO SERVE UNTIL THE 2019 ANNUAL MEETING

Name	Age	Position(s)
Wouter W. Latour, M.D.(1)	60	President and Chief Executive Officer, Vaxart, Inc.
Geoffrey F. Cox, Ph.D.(2)	73	Principal, Beacon Street Advisors
Michael J. Finney, Ph.D.(1)	59	Managing Director, Finney Capital
Jan Leschly(1)	76	Chairman and Managing Partner, Care Capital LLC
Richard J. Markham(1)	66	Partner, Care Capital, LLC
John P. Richard(2)	60	Co-Founder and Head of Corporate Development, Mereo BioPharma Group plc
Anne M. VanLent(2)	69	President, AMV Advisors

(1)	Prior member of the board of directors of private Vaxart
(2)	Prior member of the board of directors of Aviragen

Wouter W. Latour, M.D., has served as private Vaxart’s President and Chief Executive Officer since September 2011 and has served as a member of private Vaxart’s board of directors since October 2011. From June 2011 to September 2011, Dr. Latour served as private Vaxart’s Chief Operating Officer. From June 2009 until joining Vaxart, Dr. Latour was an independent consultant to life sciences companies. From January 2005 to May 2009, Dr. Latour was Chief Executive Officer and a member of the board of directors of Trinity Biosystems, Inc., a biopharmaceutical company. Prior to these roles, Dr. Latour held numerous executive positions at various pharmaceutical and biotechnology companies. Dr. Latour received an M.D. from the University of Amsterdam and an M.B.A. from Stanford University.

We believe Dr. Latour is qualified to serve on the board of directors because of his extensive experience within the life sciences industry and because of the perspective and background that he brings as Vaxart’s President and Chief Executive Officer.

Geoffrey F. Cox, Ph.D., has served as a member the board of directors since 2000. He was a director (2000-2012) and the Non-Executive Chairman (2007 to 2012) of Nabi Biopharmaceuticals, Inc. prior to its merger with Vaxart in 2012. He served as the interim Chief Executive Officer of QLT Inc., an ophthalmology company based in Vancouver, BC, (from October 23, 2014 to November 30, 2016) and a director (from 2012 to August 2017). Dr. Cox has extensive pharmaceutical and biotechnology experience holding a broad range of senior management and board positions with private and public companies. Dr. Cox remains the Principal of Beacon Street Advisors LLC (since 2013) which provides corporate, operational and organizational strategic advice and interim management support to life sciences companies. Previously, he was a partner with Red Sky Partners LLC, a life sciences consulting firm (from 2011 to 2013). He also served as a director of Gallus Biopharmaceuticals LLC (2011 – 2014), a biologics contract manufacturing and development company, Immunomedics, Inc. a development stage oncology company (January 2017 – March 2017) and currently serves as a director of Lakewood-Amedex LLC (since 2013), a company developing novel antibiotics and RNA silencing technology. Dr. Cox was Chairman, President and Chief Executive Officer of GTC Biotherapeutics Inc. (now rEVO Biologics) (2001 to 2010), a company focused on the development of recombinant therapeutic proteins, including proteins for the treatment of rare diseases, using transgenic animal production technology. Prior to 2001, Dr. Cox was Executive Vice President, Operations of Genzyme Corporation and later Chairman, President and Chief Executive Officer of Aronex Pharmaceuticals Inc. Dr. Cox is a past Chairman and current member of the Board of the Massachusetts Biotechnology Council. He previously served on the Board of Biotechnology Industries Association and as a member of its Health Governing and Emerging Companies Sections. Dr. Cox received a B.Sc. (Hons) in biochemistry from the University of Birmingham, UK and Ph.D. in biochemistry from the University of East Anglia, UK.

We believe Dr. Cox is qualified to serve on the board because of his extensive biotechnology industry expertise, including his many years of experience as an executive officer and board member of publicly-traded biotechnology companies.

Michael J. Finney, Ph.D., has served as a member of private Vaxart’s board of directors since 2007. Since October 2004, Dr. Finney has served as the Managing Director of Finney Capital, a venture capital firm. Since 1986, Dr. Finney has served as a founder, director and/or investor in various life sciences companies. Currently, he sits on six private company boards. From 2009 to 2011, Dr. Finney served as Vaxart’s Chief Executive Officer. Dr. Finney received an A.B. in biochemical sciences from Harvard University and a Ph.D. in biology (genetics) from the Massachusetts Institute of Technology.

We believe Dr. Finney is qualified to serve on the board of directors because of his extensive experience within the life sciences industry, including as a venture capitalist.

Jan Leschly, has served as a member of private Vaxart’s board of directors since 2009. Mr. Leschly founded Care Capital, LLC, a venture capital firm, in 2001 and has served as its Chairman and Managing Partner since 2001. Since 2005, Mr. Leschly has served as an Adjunct Professor at Copenhagen’s School of Business. Since 2000, Mr. Leschly has served on the board of directors of A.P. Moller-Maersk Group. Mr. Leschly received a B.S. in business administration from the Copenhagen School of Economics and Business Administration and an M.S. in pharmacy from the Copenhagen College of Pharmacy.

We believe Mr. Leschly is qualified to serve on the board of directors because of his extensive experience within the pharmaceutical industry, including as a venture capitalist.

Richard J. Markham, has served as a member of private Vaxart’s board of directors since 2009. Since November 2004, Mr. Markham has been a partner at Care Capital, LLC, a venture capital firm. From May 2002 to August 2004, he was the Vice Chairman of the Management Board and Chief Operating Officer of Aventis SA, a pharmaceutical company. From December 1999 to May 2002, he was the Chief Executive Officer of Aventis Pharma AG, a pharmaceutical company. Previously he was the Chief Executive Officer of Hoechst Marion Roussel Inc., a pharmaceutical company, and the President and Chief Operating Officer of Marion Merrell Dow, Inc., a pharmaceutical company, and a member of its board of directors. From 1973 to 1993, Mr. Markham was associated with Merck & Co., a pharmaceutical company, culminating in his position as President and Chief Operating Officer. Since 2007, Mr. Markham has served as a member of the board of directors of NephroGenex, Inc. and as its board chairman since October 2013. From 2008 until 2016 he also served on the board of directors of CoLuid Pharmaceuticals, Inc. Mr. Markham also served on the board of directors of Acura Pharmaceuticals, Inc. from 2006 to 2013, and Anacor Pharmaceuticals, Inc. from 2005 to 2012. Mr. Markham received a B.S. in pharmacy and pharmaceutical sciences from Purdue University.

We believe that Mr. Markham is qualified to serve on the board of directors because of his extensive experience within the life sciences industry, his knowledge of finance and transactions and his historic knowledge of Vaxart’s company and its vaccine candidates.

John P. Richard, has served as a member of the board of directors since 2013. Mr. Richard is co-founder and Head of Corporate Development for Mereo BioPharma Group plc, a London-based biopharmaceutical company started in 2015. From 2005 until 2015 Mr. Richard was also a partner with Georgia Venture Partners, a seed venture capital firm focused on the biotechnology industry. He currently serves as a non-executive director of Phase4 Partners, and serves as a director of Catalyst Biosciences (NASDAQ: CBIO) and QUE Oncology, Inc. Earlier in his career he headed business development for the public companies SEQUUS Pharmaceuticals, VIVUS and Genome Therapeutics, and was co-founder and CEO of Impath. Mr. Richard received his M.B.A. from the Harvard Business School and a B.S. from Stanford University.

We believe Mr. Richard is qualified to serve on the board because of his extensive executive, strategic, financial and business development experience within the biotechnology industry, and having led the business development function at several companies resulting in numerous pharmaceutical alliances.

Anne M. VanLent, has served as a member of the board of directors since 2013. Ms. VanLent is President of AMV Advisors, providing corporate strategy and financial consulting services to emerging growth life sciences companies. Ms. VanLent also serves as a member of the board of directors and audit committee chair Applied Genetics Technologies Corporation (AGTC), a Nasdaq-listed company. Ms. VanLent was the Executive Vice President and Chief Financial Officer of Barrier Therapeutics, Inc., a publicly-traded pharmaceutical company that develops and markets prescription dermatology products, from May 2002 through April 2008. From July 1997 to October 2001, she was the Executive Vice President – Portfolio Management for Sarnoff Corporation, a multidisciplinary research and development firm. From 1985 to 1993, she served as Senior Vice President and Chief Financial Officer of The Liposome Company, Inc., a publicly-traded biopharmaceutical company. During the past five years, Ms. VanLent served as a director of Ocera Pharmaceuticals, Inc. from March 2011 to December 2017; Novelion Pharmaceuticals (formerly Aegerion Pharmaceuticals) from March 2013 to June 2017; Onconova Therapeutics, Inc. from July 2013 to May 2016; Penwest Pharmaceuticals Co., until its sale to Endo Pharmaceuticals in 2010; and at Integra Life Sciences until May 2013. Ms. VanLent received a B.A. degree in Physics from Mount Holyoke College.

We believe Ms. VanLent is qualified to serve on the board of directors because of her extensive leadership and finance experience, and her extensive experience serving as a board member, audit committee member and audit committee chair of numerous public companies in the life sciences industry.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF THE NAMED NOMINEES.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

FAMILY RELATIONSHIPS

There are no family relationships among the members of the board of directors and executive officers.

INDEPENDENCE OF THE BOARD OF DIRECTORS

As required under the Nasdaq Stock Market, or Nasdaq, listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. The board of directors consults with our counsel to ensure that its determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and Vaxart, our senior management and our independent auditors, the board of directors has affirmatively determined that all of our directors, other than Dr. Latour due to his position as our president and chief executive officer, are independent within the meaning of the applicable Nasdaq listing standards. In making this determination, the board of directors found that none of the nominees for director had a material or other disqualifying relationship with Vaxart.

BOARD LEADERSHIP STRUCTURE

We believe that all members of our board of directors should have an equal voice in the affairs and the management of Vaxart. Consistent with this philosophy, while our bylaws and corporate governance policies allow for the appointment of a chairperson of the board, during fiscal 2017 Aviragen did not have one, and instead had a lead independent director. Ms. VanLent has been the lead independent director of the Aviragen board of directors since November 2015. Following the closing the Merger, the board of directors appointed Mr. Markam to the position of chairman of the board of directors and eliminated the role of lead independent director. The independent directors will consider the role and designation of the chairman on an annual basis.

Mr. Markham brings considerable skills and experience, as described above, to the role. While our chief executive officer has primary responsibility for preparing the agendas for board meetings and presiding over the portion of the meetings of the board where he is present, our chairman has significant responsibilities, among other things, to call and preside over Board meetings, including meetings of the independent directors, to set meeting agendas and to determine materials to be distributed to the Board. Accordingly, the chairman has substantial ability to shape the work of the board of directors. We believe that separation of the positions of chairman and chief executive officer reinforces the independence of the board of directors in its oversight of the business and affairs of Vaxart. In addition, we believe that having an independent chairman creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the board of directors to monitor whether management’s actions are in the best interests of Vaxart and our stockholders. As a result, we believe that having an independent chairman can enhance the effectiveness of the board of directors as a whole.

As discussed above, except for our chief executive officer, our board is comprised of independent directors. The active involvement of these independent directors, combined with the qualifications and significant responsibilities of our chairman, provide balance on the board and promote strong, independent oversight of our management and affairs.

ROLE OF THE BOARD IN RISK OVERSIGHT

The board of directors has an active role, as a whole and also at the committee level, in overseeing management of Vaxart’s risks. The board of directors regularly reviews information regarding our credit, liquidity and operations, as well as the risks associated with each. The Audit Committee’s charter mandates the Audit Committee to review and discuss with management, and our independent registered public accounting firm, as appropriate, our major financial risk exposures and the steps taken by management to monitor and control these exposures. The Compensation Committee is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements. The Nominating and Corporate Governance Committee manages risks associated with the independence of the board of directors and potential conflicts of interest. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire board of directors is regularly informed through committee reports about such risks.

MEETINGS OF THE BOARD OF DIRECTORS

The Aviragen board of directors met seven times during fiscal 2017. Upon the closing of the Merger, Armando Amido, Michael R. Dougherty, Michael W. Dunne, M.D., Joseph M. Patti, M.D. and Russell H. Plumb resigned. Each member of the Aviragen board of directors attended 75% or more of the aggregate number of meetings of the board of directors and of the committees on which he or she served, held during the portion of fiscal 2017 for which he or she was a director or committee member.

As required under applicable Nasdaq listing standards, in fiscal 2017, the Aviragen independent directors met five times in regularly scheduled executive sessions at which only independent directors were present. Ms. VanLent presided over the executive sessions.

INFORMATION REGARDING COMMITTEES OF THE BOARD OF DIRECTORS

The board of directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The board of directors has adopted a written charter for each committee that is available to stockholders on the Investors section of our website at www.vaxart.com.

Fiscal 2017

The following table provides membership and meeting information for fiscal 2017 for each of the committees of the Aviragen board of directors:

Name	Audit	Compensation	Nominating and Corporate Governance
Armando Amido(1)		✓*
Geoffrey F. Cox, Ph.D.		✓	✓*
Michael R. Dougherty(1)	✓	✓
Michael W. Dunne, M.D.(1)			✓
Joseph M. Patti, M.D.(1)
Russell H. Plumb(1)
John P. Richard	✓		✓
Anne M. VanLent	✓*		✓

*	Committee Chairperson
(1)	Resigned in February 2018 upon the closing of the Merger

Fiscal 2018

Upon the closing of the Merger in February 2018, the committees of the board of directors were re-constituted. The following table provides membership for fiscal 2018 for each of the committees of the board of directors:

Name	Audit	Compensation	Nominating and Corporate Governance
Wouter W. Latour, M.D.
Geoffrey F. Cox, Ph.D.			✓
Michael J. Finney, Ph.D.	✓
Jan Leschly			✓*
Richard J. Markham		✓*
John P. Richard	✓	✓
Anne M. VanLent	✓*	✓

*	Committee Chairperson

Below is a description of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee of the board of directors. Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities.

Audit Committee

The board of directors reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Audit Committee are independent (as independence is currently defined in Rule 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing standards).

The board of directors has also determined that Ms. VanLent qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The board of directors made a qualitative assessment of Ms. VanLent’s level of knowledge and experience based on a number of factors, including her experience as a chief financial officer for public reporting companies.

The primary purpose of the Audit Committee is to discharge the responsibilities of the board of directors with respect to our accounting, financial and other reporting and internal control practices and to oversee its independent registered accounting firm. Specific responsibilities of the audit committee include:

•	selecting a qualified firm to serve as the independent registered public accounting firm to audit the combined company’s financial statements;

•	helping to ensure the independence and performance of the independent registered public accounting firm;

•	discussing the scope and results of the audit with the independent registered public accounting firm, and reviewing, with management and the independent accountants, the combined company’s interim and year-end operating results;

•	developing procedures for employees to anonymously submit concerns about questionable accounting or audit matters;

•	reviewing policies on risk assessment and risk management;

•	reviewing related party transactions;

•	obtaining and reviewing a report by the independent registered public accounting firm at least annually, that describes the combined company’s internal quality control procedures, any material issues with such procedures, and any steps taken to deal with such issues when required by applicable law; and

•	approving (or, as permitted, pre-approving) all audit and all permissible non-audit services, other than de minimis non-audit services, to be performed by the independent registered public accounting firm.

Report of the Audit Committee of the Board of Directors

The Audit Committee reviewed and discussed the audited financial statements for the fiscal year ended June 30, 2017 with Aviragen’s management. The Audit Committee discussed with Aviragen’s independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board, or PCAOB. The Audit Committee also received the written disclosures and the letter from Aviragen’s independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the audit committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Based on the foregoing, the Audit Committee recommended to the Aviragen board of directors that the audited financial statements be included in Aviragen’s Annual Report on Form 10-K for the fiscal year ended June 30, 2017.

Ms. Anne M. VanLent (Chairman)

Mr. Michael R. Dougherty1

Mr. John P. Richard

[1]	Mr. Dougherty resigned in February 2018 upon the closing of the Merger.

The material in this report is not “soliciting material,” is not deemed “filed” with the Commission and is not to be incorporated by reference in any filing of Vaxart under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Compensation Committee

All members of the Compensation Committee are independent (as independence is currently defined in Rule 5605(d)(2) of the Nasdaq listing standards).

The primary purpose of the Compensation Committee is to discharge the responsibilities of the Board of Directors to oversee our compensation policies, plans and programs and to review and determine the compensation to be paid to our executive officers, directors and other senior management, as appropriate. Specific responsibilities of the Compensation Committee include:

•	reviewing and approving, or recommending that our board of directors approve, the compensation of our executive officers;

•	reviewing and recommending to our board of directors the compensation of our directors;

•	reviewing and approving, or recommending that our board of directors approve, the terms of compensatory arrangements with our executive officers;

•	administering our stock and equity incentive plans;

•	selecting independent compensation consultants and assessing whether there are any conflicts of interest with any of the committees compensation advisers;

•	reviewing and approving, or recommending that our board of directors approve, incentive compensation and equity plans, severance agreements, change-of-control protections and any other compensatory arrangements for our executive officers and other senior management, as appropriate; and

•	reviewing and establishing general policies relating to compensation and benefits of our employees and reviewing our overall compensation philosophy.

Compensation Committee Processes and Procedures

Typically, the Compensation Committee will meet at least twice annually and with greater frequency if necessary. The agenda for each meeting is usually developed by the Chair of the Compensation Committee, in consultation with the Chief Executive Officer. The Compensation Committee meets regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding her compensation. The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company. In addition, under the charter, the Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any consultants or advisers engaged for the purpose of advising the Committee. In particular, the Compensation Committee has the sole authority to retain, in its sole discretion, compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select, or receive advice from, a compensation consultant, legal counsel or other adviser to the compensation committee, other than in-house legal counsel and certain other types of advisers, only after taking into consideration six factors, prescribed by the SEC and Nasdaq, that bear upon the adviser’s independence; however, there is no requirement that any adviser be independent.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee is currently, or has been at any time, one of our officers or employees. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or Compensation Committee of any entity that has one or more executive officers serving as a member of our board of directors or Compensation Committee.

Nominating and Corporate Governance Committee

All members of the Nominating and Corporate Governance Committee are independent (as independence is currently defined in Rule 5605(a)(2) of the Nasdaq listing standards). Specific responsibilities of the Nominating and Corporate Governance committee include:

•	identifying, evaluating and selecting, or recommending that the board of directors approve, nominees for election to the board of directors;

•	evaluating the performance of the board of directors and of individual directors;

•	considering and making recommendations to the board of directors regarding the composition of the committees of the board of directors;

•	reviewing developments in corporate governance practices;

•	evaluating the adequacy of corporate governance practices and reporting;

•	reviewing management succession plans;

•	developing and making recommendations to the board of directors regarding corporate governance guidelines and matters; and

•	overseeing an annual evaluation of the board of directors’ performance.

The Nominating and Corporate Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age and having the highest personal integrity and ethics. The Nominating and Corporate Governance Committee also intends to consider such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the company, demonstrated excellence in his or her field, having the ability to exercise sound business judgment and having the commitment to rigorously represent the long-term interests of our stockholders. However, the Nominating and Corporate Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the board, the operating requirements of the company and the long-term interests of stockholders. In conducting this assessment, the Nominating and Corporate Governance Committee typically considers diversity, age, skills and such other factors as it deems appropriate, given the current needs of the board and the company, to maintain a balance of knowledge, experience and capability.

In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee reviews these directors’ overall service to Vaxart during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. The committee also takes into account the results of the board’s self-evaluation, conducted annually on a group and individual basis. In the case of new director candidates, the Nominating and Corporate Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Corporate Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the board. The Nominating and Corporate Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the board by majority vote.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: 290 Utah Ave., Suite 200, South San Francisco, California 94080. Submissions must include the full name of the proposed nominee, a description of the proposed nominee’s business experience for at least the previous five years, complete biographical information, a description of the proposed nominee’s qualifications as a director and a representation that the nominating stockholder is a beneficial or record holder of Vaxart’s stock and has been a holder for at least one year. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected.

STOCKHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Historically, we have not provided a formal process related to stockholder communications with the board of directors. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by the board of directors or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner.

Communications addressed to the board of directors will be reviewed by one or more Vaxart executive officers, who will determine whether the communication should be presented to the board of directors. The purpose of this screening is to allow the board of directors to avoid having to consider irrelevant or inappropriate communications (such as advertisements, solicitations and hostile communications). All communications directed to the Audit Committee in accordance with our whistleblower policy that relate to questionable accounting or auditing matters involving Vaxart will be promptly and directly forwarded to the Audit Committee.

CODE OF ETHICS

We have adopted a Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics is available on the Investors section of our website at www.vaxart.com. If we make any substantive amendments to the Code of Business Conduct and Ethics or grants any waiver from a provision of the Code to any executive officer or director, we will promptly disclose the nature of the amendment or waiver on our website.

CORPORATE GOVERNANCE GUIDELINES

The board of directors has documented our governance practices by adopting Corporate Governance Guidelines to assure that the board of directors will have the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices the board of directors intends to follow with respect to board composition and selection, board meetings and involvement of senior management, chief executive officer performance evaluation and succession planning, and board committees and compensation. The Corporate Governance Guidelines, as well as the charters for each committee of the board of directors, may be viewed on the Investors section of our website at www.vaxart.com.

PROPOSAL NO. 2

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

What am I voting on? Ratification of the selection of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2018.

Vote recommendation: “FOR” the ratification of KPMG LLP.

Vote required: A majority of the shares present or represented by proxy.

Effect of abstentions: Same as a vote “AGAINST”.

Effect of broker non-votes: None (because this is a routine proposal, there are no broker non-votes).

The Audit Committee of the board of directors has selected KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2018 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Our lead audit partner at KPMG LLP serves no more than five consecutive years in that role. Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the selection of KPMG LLP as our independent registered public accounting firm. However, the Audit Committee is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the matter at the Annual Meeting will be required to ratify the selection of KPMG LLP.

CURRENT PRINCIPAL ACCOUNTANT FEES AND SERVICES

KPMG LLP

In February 2018, upon the closing of the Merger, the combined company dismissed Ernst & Young LLP as our independent registered accounting firm and appointed KPMG LLP as our new independent registered accounting firm. KPMG LLP has audited the financial statements of privately-held Vaxart since February 2014. Private Vaxart was determined to be the accounting acquirer based upon the terms of the merger agreement resulting in a change to the combined company’s fiscal year to December 31, effective as of the closing of the Merger. The fees of KPMG LLP presented below are not representative of the fees to be billed by KPMG LLP for Vaxart as a public company, but are presented solely to provide our stockholders with a basis to understand our historical relationship with KPMG LLP.

The following table represents aggregate fees billed to private Vaxart for the years ended December 31, 2015 and December 31, 2016, by KPMG LLP, the independent registered accounting firm for the combined company.

	Year Ended December 31,
	2015	2016
Audit Fees(1)	$95,000	$95,750
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$95,000	$95,750

(1)	Audit Fees consisted of fees for professional services rendered for the audits of our financial statements which were billed during the respective year, including the audits of our annual financial statements and reviews of our interim quarterly reports, and services provided in connection with SEC filings, including consents and comfort letters

As Vaxart was private during 2015 and 2016, the fees incurred were pre-approved by the private Vaxart Board of Directors.

During the years ended December 31, 2016 and 2015, and the subsequent interim period through February 13, 2018 neither Vaxart, Aviragen, nor anyone on their behalf consulted with KPMG LLP, regarding either (i) the application of accounting principles to a specific transaction, completed or proposed, or the type of audit opinion that might be rendered on Vaxart’s financial statements, and neither a written report nor oral advice was provided to Vaxart that KPMG LLP concluded was an important factor considered by Vaxart in reaching a decision as to any accounting, auditing or financial reporting issue or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as described in Item 304(a)(1)(v) of Regulation S-K).

FORMER PRINCIPAL ACCOUNTANT FEES AND SERVICES

PricewaterhouseCoopers LLP, an independent registered public accounting firm, audited Aviragen Therapeutics, Inc.’s financial statements for the fiscal years ended June 30, 2014 and 2015. PricewaterhouseCoopers LLP was dismissed and Ernst & Young LLP was engaged by Aviragen in March 2016. In February 2018, upon the closing of the Merger, the combined company dismissed Ernst & Young LLP as its independent registered public accounting firm and appointed KPMG LLP as the new independent registered public accounting firm.

Ernst & Young LLP

The following table represents aggregate fees billed to Aviragen for the fiscal years ended June 30, 2016 and 2017 by Ernst & Young LLP.

	Fiscal Year Ended June 30,
	2016	2017
Audit Fees(1)	$427,000	$411,351
Audit-Related Fees	—	—
Tax Fees(2)	$25,000	—
All Other Fees	—	—

Total Fees	$452,000	$411,351

(1)	Audit Fees consisted of fees for professional services rendered for the audits of our financial statements which were billed during the respective year, including the audits of Aviragen’s annual financial statements and reviews of Aviragen’s interim quarterly reports, and services provided in connection with SEC filings, including consents and comfort letters
(2)	Tax Fees consisted of fees for professional services rendered for tax compliance. No tax fees were incurred in fiscal 2017.

All the fees incurred were pre-approved by the Aviragen Audit Committee.

The reports of Ernst & Young LLP on Aviragen’s consolidated financial statements for the fiscal years ended June 30, 2017 and 2016 did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles. During the fiscal years ended June 30, 2017 and

2016, and the subsequent interim period through February 13, 2018 there were no: (1) disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreement if not resolved to the satisfaction of Ernst & Young LLP would have caused Ernst & Young LLP to make reference thereto in its reports on the consolidated financial statements for such years, or (2) reportable events (as described in Item 304(a)(1)(v) of Regulation S-K).

During the two most recent fiscal years and through March 23, 2016, the date of the engagement of Ernst & Young LLP, neither Aviragen nor any person on its behalf consulted with Ernst & Young LLP with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Aviragen’s consolidated financial statements or (ii) any matter that was either the subject of a “disagreement” or a “reportable event” as such terms are described in Items 304(a)(1)(iv) or 304(a)(1)(v), respectively, of Regulation S-K promulgated under the Exchange Act.

PricewaterhouseCoopers LLP

The following table represents aggregate fees billed to Aviragen for the fiscal years ended June 30, 2016 and 2017 by Pricewaterhouse Coopers LLP.

	Fiscal Year Ended June 30,
	2016	2017
Audit Fees(1)	$154,474	—
Audit-Related Fees	—	$19,000
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$154,474	$19,000

(1)	Audit Fees consisted of fees for professional services rendered for the audits of our financial statements which were billed during the respective year, including the audits of Aviragen’s annual financial statements and reviews of Aviragen’s interim quarterly reports, and services provided in connection with SEC filings, including consents and comfort letters

All the fees incurred were pre-approved by the Aviragen Audit Committee.

The reports of PricewaterhouseCoopers LLP on Aviragen Therapeutics, Inc.’s consolidated financial statements as of and for the fiscal years ended June 30, 2014 and 2015 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle.

During Aviragen Therapeutics, Inc.’s fiscal years ended June 30, 2014 and 2015 and in the subsequent interim period through March 23, 2016, there were no disagreements with PricewaterhouseCoopers LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of PricewaterhouseCoopers LLP would have caused them to make reference to the subject matter of the disagreements in connection with their audit reports on the consolidated financial statements for such years, nor were there any “reportable events” as such term is defined in Item 304(a)(1)(v) of Regulation S-K promulgated under the Exchange Act.

PRE-APPROVAL POLICIES AND PROCEDURES

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent registered public accounting firm, KPMG LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of services other than audit services by KPMG LLP is compatible with maintaining the principal accountant’s independence.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL NO. 2.

EXECUTIVE OFFICERS

The following table sets forth certain information with respect to the executive officers of Vaxart as of February 14, 2018.

Name	Age	Position
Wouter W. Latour, M.D.	60	President, Chief Executive Officer and Director
John M. Harland	66	Chief Financial Officer
Sean N. Tucker	50	Chief Scientific Officer

Wouter W. Latour, M.D., has served as private Vaxart’s President and Chief Executive Officer since September 2011 and has served as a member of the private Vaxart board of directors since October 2011. From June 2011 to September 2011, Dr. Latour served as private Vaxart’s Chief Operating Officer. From June 2009 until joining Vaxart, Dr. Latour was an independent consultant to life sciences companies. From January 2005 to May 2009, Dr. Latour was Chief Executive Officer and a member of the board of directors of Trinity Biosystems, Inc., a biopharmaceutical company. Prior to these roles, Dr. Latour held numerous executive positions at various pharmaceutical and biotechnology companies. Dr. Latour received an M.D. from the University of Amsterdam and an M.B.A. from Stanford University.

John M. Harland, has served as private Vaxart’s Chief Financial Officer since March 2014. From June 2011 to March 2014, Mr. Harland served as Chief Financial Officer and Secretary of Wafergen Biosystems, Inc., a publicly traded life sciences company focused on molecular biomarkers. From 2008 to 2010, Mr. Harland was Vice President of Finance and Administration and Assistant Secretary at Trinity Biosystems, Inc. a company focusing on oral delivery biopharmaceuticals, and from 2010 to 2011 he provided consulting services to life science companies. Mr. Harland began his career at Arthur Young & Company and is a certified public accountant (inactive) and holds FCA credentials. Mr. Harland received an M.A. in business studies and natural sciences from Cambridge University and an M.B.A. in taxation and finance from Golden Gate University.

Sean N. Tucker, Ph.D., has served as private Vaxart’s Chief Scientific Officer since February 2010 and as a member of the private Vaxart board of directors from March 2004 to February 2018. From March 2004 to February 2010, Dr. Tucker served as private Vaxart’s Vice President of Research and Director of Immunology. Prior to these roles, Dr. Tucker held numerous scientific and engineering roles at various biotechnology companies. Dr. Tucker received a B.S. in chemical engineering from the University of Washington, an M.S. in chemical engineering from the University of California, Berkeley and a Ph.D. in immunology from the University of Washington.

Offer Letters

Wouter W. Latour, M.D., In May 2011, private Vaxart extended an offer letter to Wouter W. Latour, M.D., Vaxart’s President and Chief Executive Officer. The offer letter was subsequently amended in October 2011. The offer letter has no specific term and constitutes an at-will employment arrangement. Dr. Latour’s current annual base salary is $420,900 and his annual target bonus is 35% of his base salary. The offer letter provided Dr. Latour with a $25,000 signing bonus.

John M. Harland, In March 2014, private Vaxart extended an offer letter to John M. Harland, Vaxart’s Chief Financial Officer. The offer letter has no specific term and constitutes an at-will employment arrangement. Mr. Harland’s current annual base salary is $296,900 and his annual target bonus is 25% of his base salary.

Sean N. Tucker, Ph.D., In May 2006, private Vaxart extended an offer letter to Sean N. Tucker, Ph.D., Vaxart’s Chief Scientific Officer. The offer letter has no specific term and constitutes an at-will employment arrangement. Dr. Tucker’s current annual base salary is $306,800 and his annual target bonus is 25% of his base salary.

SECURITY OWNERSHIP OF

CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the ownership of our common stock as of February 14, 2018 by:

•	each nominee for director;

•	each current executive officer

•	all current executive officers and nominees for director as a group; and

•	all those known by us to be beneficial owners of more than five percent of our outstanding common stock.

As the Aviragen named executive officers had resigned from their positions prior to February 14, 2018 and are no longer employed by Vaxart, we have excluded such persons from the table below.

This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 7,139,176 shares outstanding on February 14, 2018, adjusted as required by rules promulgated by the SEC. Immediately following the closing of the Merger, we effected a 1-for-11 reverse stock split of our outstanding shares of common stock and the information in the table below reflects this reverse stock split.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Vaxart, Inc., 290 Utah Ave., Suite 200, South San Francisco, California 94080.

	Beneficial Ownership
Name of Beneficial Owner	Shares	%
Greater than 5% Stockholders:
Entities affiliated with Care Capital (1)	2,799,424	39.2
Executive Officers and Directors:
Geoffrey F. Cox, Ph.D. (2)	10,605	*
Michael J. Finney, Ph.D.	228,978	3.2
John M. Harland (3)	18,750	*
Jan Leschly (4)	2,799,424	39.2
Wouter W. Latour, M.D. (5)	66,579	*
Richard J. Markham (6)	2,799,424	39.2
John P. Richard (7)	11,363	*
Sean N. Tucker, Ph.D. (8)	122,700	1.7
Anne M. VanLent (9)	11,363	*
All executive officers and directors as a group (9 persons)		44.8

*	Represents beneficial ownership of less than one percent.
(1)

Includes (a) 2,753,441 shares held by Care Capital Investments III, LP (“Investments III”) and (b) 45,983 shares held by Care Capital Offshore Investments III, LP (“Offshore III”). Care Capital III LLC is the general partner of Investments III LP and Offshore III (collectively, “Care Capital”) and as a result, Care Capital III LLC has the ultimate power to vote or direct the vote and to dispose or direct the disposition of such shares. Mr. Leschly, a member of the Vaxart board of directors, is the managing member of Care Capital III LLC. Mr. Markham, a member of the Vaxart board of directors, is the managing member of Care

Capital III LLC. Each Messrs. Leschly and Markham disclaims beneficial ownership of such shares except to the extent of their respective pecuniary interests therein. The address for each of these entities is P.O. Box 792 Pennington, New Jersey 08534.
(2)	Includes (a) 1,818 shares held directly by Dr. Cox, and (b) 8,787 shares issuable pursuant to stock options exercisable within 60 days of February 14, 2018.
(3)	Consists of 18,750 shares issuable pursuant to stock options exercisable within 60 days of February 7, 2018.
(4)	Mr. Leschly, a member of the Vaxart board of directors, is the managing member of Care Capital. See footnote (1). Mr. Leschly disclaims beneficial ownership of the shares held by Care Capital except to the extent of his pecuniary interest therein.
(5)	Consists of 66,579 shares issuable pursuant to stock options exercisable within 60 days of February 14, 2018.
(6)	Mr. Markham, a member of the Vaxart board of directors, is the managing member of Care Capital. See footnote (1). Mr. Markham disclaims beneficial ownership of the shares held by Care Capital except to the extent of his pecuniary interest therein.
(7)	Includes (a) 1,818 shares held directly by Mr. Richard, and (b) 9,545 shares issuable pursuant to stock options exercisable within 60 days of February 14, 2018.
(8)	Includes (a) 43,021 shares held directly by Dr. Tucker, (b) 28,007 shares held by Frances Chang and Sean Tucker, (c) 9,060 shares held by Dr. Tucker’s spouse, and (d) 42,612 shares issuable pursuant to stock options exercisable within 60 days of February 14, 2018.
(9)	Includes (a) 1,818 shares held directly by Ms. VanLent, and (b) 9,545 shares issuable pursuant to stock options exercisable within 60 days of February 14, 2018.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Vaxart. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended June 30, 2017, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with.

PROPOSAL NO. 3

TO APPROVE, ON AN ADVISORY BASIS, THE COMPENSATION

OF THE FORMER AVIRAGEN NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT

What am I voting on? A non-binding vote, known as “say-on-pay,” to approve the fiscal 2017 compensation of the former Aviragen named executive officers.

Vote recommendation: “FOR” the approval of our fiscal 2017 former Aviragen named executive officer compensation.

Vote required: A majority of the shares present or represented by proxy.

Effect of abstentions: Same as a vote “AGAINST”.

Effect of broker non-votes: None.

In accordance with Section 14A of the Exchange Act, we are asking our stockholders to vote on an advisory basis, commonly referred to as “say-on-pay”, to approve the compensation paid to the former Aviragen named executive officers as disclosed in the compensation tables and the related narrative disclosure contained in this proxy statement. In response to our stockholders’ preference, the board of directors has adopted a policy of providing for annual “say-on-pay” votes. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.

This advisory proposal is not binding on the board of directors or us. Nevertheless, the views expressed by the stockholders, whether through this vote or otherwise, are important to management and the board of directors and, accordingly, the board of directors and the Compensation Committee intend to consider the results of this vote in making determinations in the future regarding named executive officer compensation arrangements.

Recommendation of the Board

The Board recommends that our stockholders adopt the following resolution:

“RESOLVED, that the compensation paid to the former Aviragen named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion is hereby APPROVED.”

EXECUTIVE COMPENSATION

The following tables and accompanying narrative disclosure set forth information about the compensation paid or earned by Aviragen’s executive officers during the fiscal years ended June 30, 2016 and 2017. These executive officers, were:

•	Joseph M. Patti, M.S.P.H, Ph.D., former President and Chief Executive Officer; and

•	Mark P. Colonnese, former Executive Vice President and Chief Financial Officer.

We refer to these individuals as the “named executive officers.”

Summary Compensation Table

The following table provides information regarding the total compensation for services rendered in all capacities that was earned by the former named executive officers during the fiscal years ended June 30, 2016 and 2017. Upon the closing of the Merger, each of the former named executive officers resigned.

Name and Principal Position	Year	Salary	Option Awards(1)	Non-Equity Incentive Plan Compensation	All Other Compensation		Total
Joseph M. Patti, M.S.P.H, Ph.D.	2017	$515,000	$477,383	$—	$37,800	(3)	$1,030,183
Former President and Chief Executive Officer	2016	500,000	340,425	137,500	32,507	(3)	1,010,432

Mark P. Colonnese(2)	2017	349,800	226,754	—	31,442	(4)	607,996
Former Executive Vice President and Chief Financial Officer	2016	233,750	291,713	48,400	176,082	(4)	749,945

(1)	Represents the grant date valuation of the awards computed in accordance with the Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 718. See Note 10 to the Consolidated Financial Statements included in Aviragen’s Annual Report on Form 10-K filed with the Commission on September 1, 2017 for a discussion of the relevant assumptions used in calculating value pursuant to FASB ASC Topic 718.
(2)	Mr. Colonnese joined Aviragen as Executive Vice President and Chief Financial Officer, in November 2015.
(3)	Consists of health and life insurance benefits of $27,000 and $21,907 and a 401(k) match of $10,800 and $10,600 in fiscal 2017 and 2016, respectively.
(4)	Consists of health and life insurance benefits of $20,642 and $14,769 and a 401(k) match of $10,800 and $7,150 in fiscal 2017 and 2016, respectively, and moving expenses of $154,163 in fiscal 2016.

Outstanding Equity Awards at June 30, 2017

The following table presents, for each of Aviragen’s former named executive officers, information regarding outstanding stock options held as of June 30, 2017. Immediately following the closing of the Merger, we effected a 1-for-11 reverse stock split of our outstanding shares of common stock and the information in the table below reflects this reverse stock split.

	Option Awards
Name	Grant Date of Option Award	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Options Exercise Price ($)	Option Expiration Date
Joseph M. Patti, M.S.P.H., Ph.D.	11/12/2012	3,209	—	$44.77	11/12/2022	(1)
	10/1/2014	28,766	14,415	26.95	10/1/2024	(2)
	8/11/2015	7,500	15,227	27.39	8/11/2021	(3)
	8/11/2016	—	34,545	14.30	8/11/2026	(4)
	4/3/2017	—	59,090	7.26	4/3/2027	(5)
Mark P. Colonnese	11/2/2015	6,750	13,704	22.22	11/2/2025	(6)
	7/27/2016	—	13,636	14.74	7/27/2026	(7)
	4/3/2017	—	36,363	7.26	4/3/2027	(5)

(1)	These options vested in three equal installments on the first, second and third anniversary of November 12, 2012.
(2)	Represents stock options that vested in three equal installments on the first, second and third anniversary of October 1, 2014. All option grants have a term of 10 years.
(3)	Represents stock options that vest in three equal installments on the first, second and third anniversary of August 11, 2015. All option grants have a term of 6 years. Upon the closing of the Merger and Dr. Patti’s resignation the vesting of all shares under this stock option was accelerated in full.
(4)	Represents stock options that vest in three equal installments on the first, second and third anniversary of August 11, 2016. All option grants have a term of 10 years. Upon the closing of the Merger and Dr. Patti’s resignation the vesting of all shares under this stock option was accelerated in full.
(5)	Represents stock options that vest one-third 6 months after the grant date, on October 3, 2017 and the remainder of the stock options vest in equal monthly installments beginning November 3, 2017 to April 3, 2018. All option grants have a term of 10 years. Upon the closing of the Merger and Dr. Patti’s resignation the vesting of all shares under this stock option was accelerated in full.
(6)	Represents stock options that vest in three equal installments on the first, second and third anniversary of November 2, 2015. All option grants have a term of 10 years. Upon the closing of the Merger and Mr. Colonnese’s resignation the vesting of all shares under this stock option was accelerated in full.
(7)	Represents stock options that vest in three equal installments on the first, second and third anniversary of July 27, 2016. All option grants have a term of 10 years. Upon the closing of the Merger and Mr. Colonnese’s resignation the vesting of all shares under this stock was accelerated in full.

Employment Agreements

Joseph M. Patti, Ph.D

Joseph M. Patti, Ph.D., ceased to be President and Chief Executive Officer of Aviragen and an employee of Aviragen upon the closing of the Merger. Under the terms of Dr. Patti’s employment agreement, in the event Dr. Patti’s employment is terminated by Dr. Patti for good reason (as defined in Dr. Patti’s employment agreement) or by Aviragen for any reason other than cause, death or disability, in either case, within three months prior to or one year after the consummation of a change in control, Aviragen will pay Dr. Patti, subject to Dr. Patti’s execution, delivery and nonrevocation of a release, a lump sum equal to the sum of (i) any cash incentive compensation earned and unpaid through such termination; plus (ii) Dr. Patti’s salary for 24 months;

plus (iii) the product of two times (2x) the cash incentive compensation paid to Dr. Patti in respect of the most recent fiscal year prior to the year in which such termination occurs; plus (iv) an amount equal to the present value of the premium payments that would be made by Aviragen if Dr. Patti were to continue to be covered under Aviragen’s group health, life and disability insurance for 24 months, which amount will be determined by Aviragen in its sole discretion. Dr. Patti resigned with good cause upon the closing of the Merger and will receive an aggregate of approximately $1,086,922 in cash severance benefits.

Mark P. Colonnese

Mark P. Colonnese ceased to be Executive Vice President and Chief Financial Officer and an employee of Aviragen upon the closing of the Merger. Under the terms of Mr. Colonnese’s employment agreement, in the event Mr. Colonnese’s employment is terminated by Mr. Colonnese for good reason (as defined in Mr. Colonnese’s employment agreement) or by Aviragen for any reason other than cause, death or disability, in either case, within 60 days prior to or one year after the consummation of a change in control, Aviragen will pay Mr. Colonnese, subject to Mr. Colonnese’s execution, delivery and nonrevocation of a release, a lump sum equal to the sum of (i) any earned but unpaid cash incentive compensation for the fiscal year immediately preceding the fiscal year in which such termination occurs; plus (ii) Mr. Colonnese’s base salary for 18 months; plus (iii) the product of one and a half times (1.5x) the cash incentive compensation paid to Mr. Colonnese in respect of the most recent fiscal year prior to the year in which such termination occurs, plus (iv) an amount equal to the present value of the premium payments that would be made by Aviragen if Mr. Colonnese were to continue to be covered under Aviragen’s group health, life and disability insurance for 18 months, which amount will be determined by Aviragen in its sole discretion. Mr. Colonnese resigned with good cause upon the closing of the Merger and will receive an aggregate of approximately $556,116 in cash severance benefits.

Acceleration of Unvested Equity Awards

All outstanding stock options held by Aviragen’s former executive officers and current and former directors were accelerated and fully vested in accordance with their terms upon the closing of the Merger and/or the termination of optionholders’ employment in connection therewith. Please see the section above titled “Outstanding Equity Awards at June 30, 2017” for information regarding stock options held by Dr. Patti and Mr. Colonnese

As of the closing of the Merger, Aviragen’s non-employee directors held 14,891 unvested stock options and 92,756 vested stock options in the aggregate, with a weighted average exercise price of $34.87.

2017 Annual Incentive Compensation

To align each executive officer’s efforts with Aviragen’s financial, operations and strategic goals, on an annual basis the Aviragen Compensation Committee and/or board of directors would approve key corporate goals for purposes of establishing an executive’s potential short-term cash incentive award, and, in any given year, these goals will be generally related to the achievement of specific research, clinical, regulatory, business development, operational or financial milestones. Each of these corporate goals was assigned a respective weighting relative to all the corporate goals. For fiscal 2017, based upon actual performance, an achievement level of between a threshold of 70% and a maximum of 130% was assigned to each goal by the Aviragen Compensation Committee. If actual performance fell below the 70% threshold, the goal was assigned a 0% achievement level and no incentive compensation would be earned on that particular goal.

For fiscal 2017, Dr. Patti’s and Mr. Colonnese’s annual performance-based short-term incentive target awards, as a percentage of base salary, were 50% and 40%, respectively. The amount of the annual cash incentive actually earned and payable to each named executive officer depended primarily on the level of achievement, as determined by the Aviragen Compensation Committee, of the overall corporate goals that have been approved by the Aviragen Compensation Committee. For example, if the Aviragen Compensation Committee determined that a 75% achievement level was met with respect to the corporate goals during a given year, Dr. Patti would be eligible for a cash incentive of 37.50% of his base salary (50% target x 75% achievement level). In its discretion, the Aviragen Compensation Committee could award incentive payments to the executives above or below the target amount, particularly in cases where goals are materially exceeded.

Aviragen’s fiscal 2017 performance goals defined by the Compensation Committee included various clinical, business development and financial goals. Following the completion of fiscal 2017, the Aviragen Compensation Committee determined that the threshold level of achievement necessary for a payout was not met. Therefore, neither Dr. Patti nor Mr. Colonnese received a bonus for fiscal 2017 performance.

2017 Equity Compensation

In addition to base salary and performance-based cash incentive awards, Aviragen provided long-term equity-based incentive awards to its executive officers. For fiscal 2017, these equity-based incentive awards consisted of a grant of stock options that vest in equal annual installments on each of the first three anniversaries following the grant date. Each of Dr. Patti and Mr. Colonnese received an additional stock option grant on April 3, 2017. One third of these options vested on the six month anniversary of the grant date, and the remaining options were originally due to vest in equal monthly installments from November 3, 2017 through April 3, 2018. Pursuant to their terms, each of these options accelerated in full upon the closing of the Merger and the resignation of such executive officer. Dr. Patti and Mr. Colonese will have 18 months from the closing of the Merger to exercise these options. Avirgen believed that these stock option awards helped to further its compensation objectives by encouraging its executives to remain with Aviragen at least through the vesting period of these awards and providing them with an incentive to continue to focus on Aviragen’s long-term financial performance and increasing stockholder value.

Retirement Benefits

Aviragen did not provide pension arrangements or post-retirement health coverage for its executive officers or employees. Aviragen’s executive officers and other eligible employees were eligible to participate in its 401(k) defined contribution plan. Aviragen made matching contributions to participants in the 401(k) plan in an amount equal to 25% of the employee’s deferral up to a maximum of 4% of an employee’s salary, subject to statutory limits.

Director Compensation

During fiscal 2017, Aviragen’s non-employee directors were compensated in the following manner under its director compensation program.

Annual and Meeting Fees. During fiscal 2017, Aviragen’s non-employee directors received the following cash compensation for their service on the board of directors and its committees:

•	$37,000 annual cash retainer;

•	$20,000 for the non-executive chairman of the board and $15,000 for lead director (if applicable);

•	$17,500 for the chair of the Audit Committee and $8,750 for each of its other members;

•	$12,500 for the chair of the Compensation Committee and $6,250 for each of its other members; and

•	$9,000 for the chair of the Nominating and Corporate Governance Committee and $4,500 for each of its other members.

•	$4,500 for the chair of the Transactions Committee and $3,500 for each of its other members. Cash compensation of $13,000 for the chair of the Transactions Committee and $10,000 for each of its other members is payable in connection with and at the conclusion of our strategic review process.

Equity Awards. The Aviragen non-employee director equity compensation policy provided that each non-employee director would receive, upon the initial effective date of such director’s appointment, a stock option award to purchase 3,182 post-reverse split shares of Aviragen’s common stock under its 2016 Equity Incentive Plan, 33% of which would vest on the first, second and third anniversary of the grant date. In addition each non-employee director would receive an annual award of options to purchase 1,818 post reverse split shares of the Aviragen’s common stock under its 2016 Equity Incentive Plan that will vest on the one year anniversary of the grant date.

Non-employee directors receive no other form of remuneration, perquisites or benefits, but are reimbursed for their expenses in attending meetings, including travel, meal and other expenses incurred to attend meetings solely among the non-employee directors.

The exercise price of all stock options granted to directors was equal to the fair market value of Avirgen’s common stock on the date of the grant. As of the closing of the Merger, Aviragen’s non-employee directors held 14,891 unvested stock options and 92,756 vested stock options in the aggregate, with a weighted average exercise price of $34.87.

Director Compensation — 2017

Name	Fees Earned or Paid in Cash	Option Awards(1)	Total
Geoffrey Cox, Ph.D.(2)	$52,375	$5,940	$58,315
Michael Dougherty(3)	55,500	5,940	61,440
Russell Plumb (4)(7)	62,375	5,940	68,315
John P. Richard(5)(7)	54,875	5,940	60,815
Anne VanLent(6)	74,125	5,940	80,065
Armando Anido(7)(8)	54,875	5,940	60,815
Michael W. Dunne, M.D.(7)(9)	46,875	5,940	52,815

(1)	Amounts represent the grant date valuation of the awards computed in accordance with the FASB ASC Topic 718. The awards vest on the one year anniversary of the grant date. See Note 10 to the Consolidated Financial Statements included in Aviragen’s Annual Report on Form 10-K filed with the Commission on September 1, 2017 for a discussion of the relevant assumptions used in calculating value pursuant to FASB ASC Topic 718.
(2)	As of June 30, 2017, Dr. Cox held options to purchase 8,787 post reverse split shares of Aviragen common stock.
(3)	As of June 30, 2017, Mr. Dougherty held options to purchase 9,545 post reverse split shares of Aviragen common stock.
(4)	As of June 30, 2017, Mr. Plumb held options to purchase 56,586 post reverse split shares of Aviragen common stock.
(5)	As of June 30, 2017, Mr. Richard held options to purchase 9,545 post reverse split shares of Aviragen common stock.
(6)	As of June 30, 2017, Ms. VanLent held options to purchase 9,545 post reverse split shares of Aviragen common stock.
(7)	Includes compensation earned from participation on ad hoc Transactions Committee, $4,500 for the chair and $3,000 for a member.
(8)	As of June 30, 2017, Mr. Anido held options to purchase 6,818 post reverse split shares of Aviragen common stock.
(9)	As of June 30, 2017, Dr. Dunne held options to purchase 6,818 post reverse split shares of Aviragen common stock.

401(k) Plan

We maintain a tax-qualified retirement plan that provides eligible employees with an opportunity to save for retirement on a tax advantaged basis. Eligible employees are able to defer eligible compensation up to certain Code limits, which are updated annually. We have the ability to make matching and discretionary contributions to the 401(k) plan, but have not done so to date. Employee contributions are allocated to each participant’s individual account and are then invested in selected investment alternatives according to the participants’ directions. Employees are immediately and fully vested in their own contributions. The 401(k) plan is intended to be qualified under Section 401(a) of the Code, with the related trust intended to be tax exempt under Section 501(a) of the Code. As a tax-qualified retirement plan, contributions to the 401(k) plan are deductible by us when made, and contributions and earnings on those amounts are not taxable to the employees until withdrawn or distributed from the 401(k) plan.

Pension Benefits

The former named executive officers did not participate in, or otherwise receive any benefits under any pension or retirement plan sponsored by Aviragen during fiscal 2017.

Nonqualified Deferred Compensation

The forner named executive officers did not participate in, or earn any benefits under, a nonqualified deferred compensation plan sponsored by Aviragen during fiscal 2017.

EQUITY COMPENSATION PLANS AT JUNE 30, 2017

The following table provides certain information with respect to all Aviragen equity compensation plans in effect as of June 30, 2017. Immediately following the closing of the Merger, we effected a 1-for-11 reverse stock split of our outstanding shares of common stock and the information in the table below reflects this reverse stock split.

Plan category	Number of securities to be issued upon exercise of outstanding options		Weighted- average exercise price of outstanding options	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)		(b)	(c)
Equity compensation plans approved by security holders	574,095	(1)	$23.74	265,282	(2)
Equity compensation plans not approved by security holders	113,780	(3)	$39.82	—

Total	687,875		$26.40	265,282

(1)	Reflects 574,095 post reverse stock split shares of common stock issuable upon the exercise of stock options.
(2)	The number of post reverse stock split shares of common stock that are available for future issuance under the 2016 Equity Incentive Plan as of June 30, 2017.
(3)	Reflects shares of common stock reserved for issuance upon exercise of stock options that were awarded outside of equity compensation plans approved by security holders as inducement grants in connection with the commencement of employment of certain new hires by Aviragen.

TRANSACTIONS WITH RELATED PARTIES

RELATED-PARTY TRANSACTIONS POLICY AND PROCEDURES

We have adopted a written Related-Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration and approval or ratification of “related-persons transactions.” For purposes of our policy only, a “related-person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we and any “related person” are participants involving an amount that exceeds $120,000. Transactions involving compensation for services provided to us as an employee, director, consultant or similar capacity by a related person are not covered by this policy. A related person is any executive officer, director, or more than 5% stockholder of us, including any of their immediate family members, and any entity owned or controlled by such persons.

Under the policy, where a transaction has been identified as a related-person transaction, management must present information regarding the proposed related-person transaction to the Audit Committee (or, where Audit Committee approval would be inappropriate, to another independent body of the Board) for consideration and approval or ratification. The presentation must include a description of, among other things, the material facts, the interests, direct and indirect, of the related persons, the benefits to us of the transaction and whether any alternative transactions were available. To identify related-person transactions in advance, we rely on information supplied by its executive officers, directors and certain significant stockholders. In considering related-person transactions, the Audit Committee takes into account the relevant available facts and circumstances including, but not limited to (a) the risks, costs and benefits to us, (b) the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated, (c) the terms of the transaction, (d) the availability of other sources for comparable services or products and (e) the terms available to or from, as the case may be, unrelated third parties or to or from employees generally. In the event a director has an interest in the proposed transaction, the director must recuse himself or herself form the deliberations and approval. The policy requires that, in determining whether to approve, ratify or reject a related-person transaction, the Audit Committee consider, in light of known circumstances, whether the transaction is in, or is not inconsistent with, the best interests of us and our stockholders, as the Audit Committee determines in the good faith exercise of its discretion.

CERTAIN RELATED-PERSON TRANSACTIONS

We have entered into indemnity agreements with certain officers and directors which provide, among other things, that we will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of ours, and otherwise to the fullest extent permitted under Delaware law and our Bylaws.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for Notices of Internet Availability of Proxy Materials or other Annual Meeting materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Vaxart stockholders will be “householding” our proxy materials. A single Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate Notice of Internet Availability of Proxy Materials, please notify your broker. Stockholders who currently receive multiple copies of the Notices of Internet Availability of Proxy Materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ John M. Harland

John M. Harland

Secretary

February 26, 2018

A copy of Aviragen’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended June 30, 2017 is available without charge upon written request to: Secretary, Vaxart, Inc., 290 Utah Ave., Suite 200, South San Francisco, California 94080.

Signature of Stockholder Date: Signature of Stockholder Date:
Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
1. To elect the Board’s seven nominees for director to serve until the 2019
Annual Meeting of stockholders or until their successors are duly elected and qualified.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES FOR DIRECTOR AND “FOR” PROPOSALS 2 AND 3.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x
Please detach along perforated line and mail in the envelope provided.
20730300000000000000 9 041118
O Geoffrey F. Cox, Ph.D
O John P. Richard
O Anne M. VanLent
O Wouter W. Latour, M.D.
O Michael J. Finney, Ph.D
O Jan Leschly
O Richard J. Markham
FOR ALL NOMINEES
WITHHOLD AUTHORITY
FOR ALL NOMINEES
FOR ALL EXCEPT
(See instructions below)
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT”
and fill in the circle next to each nominee you wish to withhold, as shown here:
NOMINEES:
2. To ratify the selection by our Audit Committee of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2018.
3. To approve, on an advisory basis, the compensation of the former
Aviragen named executive officers.
4. To conduct any other business properly brought before the meeting.
FOR AGAINST ABSTAIN
ANNUAL MEETING OF STOCKHOLDERS OF
VAXART, INC.
April 11, 2018
NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:
The Notice of Meeting, proxy statement, annual report and proxy card are available at http://www.astproxyportal.com/ast/22033
Please sign, date and mail
your proxy card in the
envelope provided as soon
as possible.
GO GREEN
e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access.

VAXART, INC.
Proxy for Annual Meeting of Stockholders on April 11, 2018
Solicited on Behalf of the Board of Directors
The undersigned hereby appoints Wouter W. Latour, M.D. and John M. Harland, and each of them, with full power of substitution and power to act alone, as proxies to vote all the shares of Common Stock which the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of Vaxart, Inc., to be held on Wednesday, April 11, 2018 at 11:00 a.m. local time at the offices of Vaxart, Inc. located at 395 Oyster Point Blvd., Suite 405, South San Francisco, California 94080, and at any adjournments or postponements thereof, as follows:
This proxy when properly executed will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.
(Continued and to be signed on the reverse side.)
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